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                                                                    EXHIBIT 10.2

                             VEECO INSTRUMENTS INC.
                      EDWARD H. BRAUN EMPLOYMENT AGREEMENT

     This Agreement is made by and between Veeco Instruments Inc., a Delaware corporation (the "Company"), and Edward H. Braun ("Executive") as of July 11, 2002. This Agreement is contingent upon and shall become effective only upon the Closing of the Merger (as defined in the Merger Agreement referred to below). The terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement. The period of Executive's employment under this Agreement is referred to herein as the "Employment Term."

                                    RECITALS

     WHEREAS, the Company, Venice Acquisition Corp., an Oregon corporation and a wholly-owned subsidiary of the Company ("Acquisition"), and Florence Company, an Oregon corporation ("Florence"), are parties to an Agreement and Plan of Merger, dated July 11, 2002 (the "Merger Agreement"), pursuant to which, at the Effective Time, Acquisition will merge with and into Florence, with the result that Florence will be the surviving corporation and will become a wholly-owned subsidiary of the Company;

     WHEREAS, Executive previously entered into an employment agreement with the Company on April 3, 2000 (the "Original Agreement");

     WHEREAS, Executive agrees to enter into this Agreement which will replace and supersede the Original Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and for other good and valuable consideration, the receipt of and sufficiency of which are hereby acknowledged, Company and the Executive agree as follows:

     1. DUTIES AND SCOPE OF EMPLOYMENT.

          (a) POSITIONS AND DUTIES. Executive will serve as the Company's President and Chief Executive Officer and hereby agrees and acknowledges that he will no longer serve as Chairman of the Board of the Company. Executive shall lead the Company as its President and Chief Executive Officer and shall report solely and directly to the Board of Directors of the Company (the "Board"). All other employees of the Company shall report to Executive or his designee and not directly to the Board. Executive will be responsible for the general and active management of the business of the Company and for seeing that all orders and resolutions of the Board are carried into effect. Executive's role will be to run the Company and he will be responsible for its operating results and will have general powers of supervision over the business of the Company. Executive shall be the chief external representative of the Company. Executive will work with the Chairman to plan and develop strategy for the Company, to set goals and financial performance measures for the Company and to integrate Florence with the Company. In addition, Executive will co-chair the Company

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Integration Steering Committee and the Company's Strategic Review Board and have such other powers and duties as the Board assigns to him.

          (b) OBLIGATIONS. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. During the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational or charitable organization, or with any company listed on Exhibit A (but in all cases subject to Section 12).

          (c) AT-WILL EMPLOYMENT. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive; provided, however, that no termination of the Executive's employment by the Company shall be effective without the affirmative vote of at least two-thirds (2/3) of the members of the Board (other than Executive). As described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment.

     2. COMPENSATION.

          (a) BASE SALARY. During the Employment Term, the Company will pay Executive as compensation for Executive's services a base salary at the annualized rate of $600,000 (the "Base Salary"). The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices. The Executive's Base Salary will be reviewed annually by the Compensation Committee of the Board (the "Committee") and will be subject to increase (but not decrease) at the option and sole discretion of the Committee.

          (b) BONUSES. For each fiscal year of the Company during the Employment Term, Executive will be eligible to receive a target bonus of up to 100% of Executive's then Base Salary based upon the achievement of performance criteria specified by Committee. The actual amount of the bonus payable for any year will depend upon the extent to which the applicable performance criteria have been satisfied. Any bonus that actually is earned will be paid as soon as practicable (but no later than 2 1/2 months) after the end of the fiscal year for which the bonus is earned, but only if Executive was employed with the Company through the end of the fiscal year.

          (c) EMPLOYEE BENEFITS. During the Employment Term, Executive will be eligible to participate in such employee benefit plans or programs of the Company as are generally made available by the Company to its executive officers, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company to the Chairman of the Company, as such plans, policies and arrangements and terms may exist from time to time. During the Employment Term, the Company will pay the Executive a monthly car allowance in an amount not less than the monthly car allowance currently paid to Executive.

          (d) BUSINESS EXPENSES. The Company will reimburse Executive, in accordance with the practices in effect from time to time for other officers or staff personnel of the Company, for all

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reasonable traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in the performance of the Executive's duties hereunder, upon presentation by the Executive to the Company of appropriate documentation.

          (e) STOCK OPTIONS. At least once during each fiscal year of the Company during the Employment Term, the Committee will consider granting Executive an option or options to purchase shares of the Company's common stock ("Shares") at a per Share exercise price equal to no more than the fair market value per Share on the grant date(s) of the option(s). The number and terms and conditions of any options granted to Executive will be determined at the discretion of the Committee, but in no event shall the number of stock options, or the terms and conditions of such stock options, be less favorable than the stock options granted to the Chairman of the Company.

          (f) VACATION. Executive will be entitled to paid vacation of four weeks per year in accordance with the Company's vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

     3. COMPENSATION UPON TERMINATION.

          (a) Notwithstanding anything to the contrary in this Agreement, if Executive's employment with the Company terminates for any reason (including, death or Disability), other than pursuant to a termination of Executive's employment for Cause or a resignation by the Executive without Good Reason, then Executive (or if applicable, his estate) shall be entitled to the following benefits:

               (i) BASE SALARY. As severance pay and in lieu of any other compensation for periods subsequent to the date of termination, the Company shall pay Executive, in a single payment after employment has ended and eight days have passed following execution of the Release of Claims without revocation (the "Payment Date"), an amount in cash equal to the product of three times Executive's Base Salary at the rate in effect immediately prior to the date of termination.

               (ii) BONUS. Executive shall be entitled to receive an amount equal to 100% of the Executive's target bonus for the year in which termination occurs as set forth in Section 2(b) (less amounts previously paid). The amount payable pursuant to this Section 3(a)(ii) shall be paid on the Payment Date.

               (iii) STOCK OPTIONS AND RESTRICTED STOCK. All outstanding stock options held by Executive under all stock option and stock incentive plans of the Company shall become immediately exercisable in full (except with respect to any plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code")) and shall remain exercisable until the earlier of
(i) three years after termination of employment and (ii) the option expiration date as set forth in the applicable option agreement. All vesting requirements and repurchase rights of the Company under all outstanding restricted stock awards held by the Executive shall immediately terminate.

               (iv)  The additional benefits set forth in Sections 5 and 6.

          (b) In the event that Executive desires to terminate his employment pursuant to this Section 3 for Good Reason, Executive shall, prior to such termination, meet with the Board to discuss his intention to terminate for Good Reason and the basis for such termination (and the Board

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shall meet with Executive within ten days of Executive's request for a meeting).
If the Company has not, within ten days following such meeting with the Board, cured the situation to Executive's reasonable satisfaction, then Executive shall have the right to terminate this Agreement and receive the benefits set forth in this Section 3. Notwithstanding the foregoing, if Executive terminates his employment for Good Reason under this Section 3 and the Company does not agree that Executive had the right to terminate for Good Reason under this Section 3, the Company shall be entitled to seek resolution of the disagreement pursuant to
Section 14 hereof.

     4. OTHER TERMINATION. If Executive's employment with the Company terminates pursuant to a termination of Executive's employment for Cause or a resignation by the Executive (except as permitted herein for Good Reason), then (a) the vesting of all the Executive's outstanding stock options and restricted stock awards will terminate immediately, (b) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned and as otherwise provided in Sections 5 and 6), and (c) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect, if any.

     5. GOLDEN PARACHUTE EXCISE TAX GROSS-UP. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive constitute "parachute payments" within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (whether in connection with the Merger or otherwise), then the Executive shall receive (a) a payment from the Company sufficient to pay such excise tax, and (b) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and the Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section 5 shall be made in writing by the accounting firm that is the Company's auditors or such other accounting firm that is mutually acceptable to the Company and the Executive (the "Accountants"). In the event that the excise tax incurred by Employee is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Accountants, the Company and Employee agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Accountants reasonably determine is appropriate to ensure that the net economic effect to Employee under this Section 5, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this
Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

     6. OTHER POST-EMPLOYMENT BENEFITS. In addition to the benefits provided elsewhere in this Agreement, for a period of five years after the termination of Executive's employment with the Company (by the Company or Executive for any reason), at the Company's expense, the Executive shall be entitled to participate in all group health and insurance programs and all other benefits, fringe benefits and perquisites available generally to senior executives of the Company (including in the case of health programs, continued coverage for the Executive's spouse and eligible dependents). In the event that the Executive's participation in any such plan or program is prohibited by operation of law or by the terms of such plan or program as in effect immediately preceding the date of

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termination of employment, the Company shall arrange to provide the Executive, at the Company's expense, with benefits substantially similar to those which the Executive would have been entitled to receive under such plans and programs.

     7. DEFINITIONS.

          (a) GOOD REASON. "Good Reason" means:

               (i) The assignment to Executive of a different title, job or responsibilities that results in a substantial decrease in the level of responsibility of Executive with respect to the Company's business;

               (ii) A reduction by the Company in Executive's Base Salary, other than a salary reduction that is part of a salary reduction affecting Company employees generally;

               (iii) A significant reduction by the Company in total benefits available to Executive under cash incentive, stock incentive and other employee benefit plans;

               (iv) The Company's material breach of its obligations under this Agreement;

               (v) The Company requiring Executive to travel on Company business to an extent substantially inconsistent with his duties as Chief Executive Officer; or

               (vi) The Company's movement of its headquarters outside the continental United States.

          (b) CAUSE. "Cause" means (i) the willful and continued failure by Executive to perform substantially Executive's reasonably assigned duties with the Company (other than any such failure resulting from Executive's incapacity due to physical or mental illness) after a demand for substantial performance is delivered to Executive by the Board, which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's duties or (ii) the willful engaging by Executive in illegal conduct which is materially and demonstrably injurious to the Company. For this purpose, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive without reasonable belief that Executive's action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by Executive in the best interests of the Company.

          (c) DISABILITY. "Disability" means Executive's absence from Executive's full-time duties with the Company for 180 consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after notice of termination by the Company following such absence Executive shall have returned to the full-time performance of Executive's duties.

     8. CONFIDENTIAL INFORMATION AGREEMENT. Executive agrees to enter into the Company's standard Confidential Information and Invention Assignment Agreement (the "Confidential Information Agreement") in the form attached as Exhibit B.

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     9. ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any Person which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. The Company may not assign or transfer this Agreement without the prior written consent of Executive. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

     10. NOTICES. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing: If to the
Company:

     Veeco Instruments Inc.
     100 Sunnyside Boulevard
     Woodbury, New York  11797
     Telephone:  (516) 677-0200
     Telecopier: (516) 677-9125
ATTN: General Counsel
If to Executive:

     Edward H. Braun
     at the last residential address known by the Company.

     11. SEVERABILITY. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

     12. NON-COMPETE/NON-SOLICIT.

          (a) During the Employment Term and ending on the second anniversary of Executive's termination of employment with the Company (the "Non-Compete Period"), Executive shall not, other than on behalf of the Company, directly or indirectly, without the prior written consent of the Company, engage anywhere in the Geographic Area in (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity (other than the Company) whose securities have been registered under the Securities Act of 1933 or Section 12 of the Exchange Act), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a "competing business purpose." The term "competing business purpose" shall mean the [designing, manufacturing, marketing and servicing of products that deposit or etch materials on a substrate or

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that provide critical measurements of certain features utilized in data storage and semiconductor devices].

          (b) During the Employment Term and ending on the third anniversary of Executive's termination of employment with the Company, Executive shall not, directly or indirectly, without the prior written consent of Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company. During the Non-Compete Period, Executive shall not, directly or indirectly, without the prior written consent of Company, solicit, encourage or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any customer, supplier or other business contact of the Company or any of its Subsidiaries to terminate his, her or its relationship with the Company or any of its Subsidiaries.

          (c) The Geographic Area shall mean (i) the United States, or (ii) anywhere in the world outside the United States the Company or any of its Subsidiaries conducts business.

          (d) The covenants contained in this Section 12 shall be construed as a series of separate covenants, one for each county, city, state, country, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this
Section 12 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

          (e) Executive acknowledges that the nature of the Company's business is such that if Executive was to become employed by, or substantially involved in, the business of a competitor of the Company soon following the termination of Executive's employment with the Company, it would be very difficult for Executive not to rely on or use the Company's trade secrets and confidential information. Executive has agreed to enter into this Agreement to avoid the inevitable disclosure of the Company's trade secrets and confidential information.

          (f) Executive also acknowledges that the limitations of time, geography, and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) the Company is engaged in a highly competitive industry, (ii) Executive has unique access to, and will continue to have access to, the trade secrets and know how of the Company, including without limitation the plans and strategy (and in particular the competitive strategy) of the Company, and (iii) in the event Executive's employment with the Company ended, Executive would be able to obtain suitable and satisfactory employment without violation of this Agreement.

     13. ENTIRE AGREEMENT. This Agreement, including the Confidential Information Agreement and any outstanding stock option or restricted stock agreements between the Company and Executive, represents the entire agreement and understanding between the Company and Executive concerning Executive's employment relationship with the Company, and supersedes and replaces

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any and all prior agreements and understandings concerning Executive's employment relationship with the Company entered into prior to the date hereof, including the Original Agreement.

     14. ARBITRATION.

          (a) GENERAL. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, shall be subject to binding arbitration pursuant to New York law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

          (b) PROCEDURE. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes (the "Rules"). The arbitration proceedings will allow for discovery according to the rules set forth in the Rules. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Notwithstanding the foregoing, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law, which the Company has not adopted. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules.

          (c) REMEDY. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

          (d) AVAILABILITY OF INJUNCTIVE RELIEF. In addition to any right under the Rules to petition a court for provisional relief, Executive agrees that any party may also petition a court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement or any other agreement regarding trade secrets, confidential

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information, nonsolicitation or invention assignment. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys' fees.

          (e) ADMINISTRATIVE RELIEF. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission, the applicable state discrimination board or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

          (f) VOLUNTARY NATURE OF AGREEMENT. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement..

     15. NO ORAL MODIFICATION, CANCELLATION OR DISCHARGE. This Agreement may be changed or terminated only in writing (signed by Executive and the Company).

     16. WITHHOLDING. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.

     17. GOOD REASON DEFINITIONS. The Executive hereby agrees that the Merger and the new terms of Executive's employment with the Company pursuant to this Agreement will not constitute "Good Reason" under this Agreement or the Original Agreement.

     18. GOVERNING LAW. This Agreement will be governed by the laws of the State of New York (with the exception of its conflict of laws provisions).

                           [SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

EDWARD H. BRAUN
/s/ Edward H. Braun                            Date: July 11, 2002
--------------------------------------

VEECO INSTRUMENTS INC.
/s/ John F. Rein, Jr.                          Date: July 11, 2002
--------------------------------------

Name: John F. Rein, Jr.

Title: Executive Vice President and
       Chief Financial Officer


               SIGNATURE PAGE TO EDWARD BRAUN EMPLOYMENT AGREEMENT

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                                    EXHIBIT A

Executive is a member of the Board of Directors or other committees of Semiconductor Equipment and Materials International (SEMI) and International Disk Drive Equipment and Materials Association (IDEMA), two industry trade groups, and may serve in similar capacities with other organizations.

Executive is also a member of the Board of Directors of kSARIA Corporation, a manufacturer of automation products for fiber optic assembly.

                                    EXHIBIT B

           CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

                            EMPLOYEE CONFIDENTIALITY
                            AND INVENTIONS AGREEMENT

         EMPLOYEE CONFIDENTIALITY AND INVENTIONS AGREEMENT dated as of ________________, between VEECO INSTRUMENTS INC., on behalf of itself and its subsidiaries (collectively, "Employer"), and _____________________ ("Employee").

         In consideration of Employee's employment and/or continued employment by Employer, the payment of Employee's compensation by Employer, and Employer's entrusting to Employee of confidential information relating to its business, Employee agrees to and accepts the conditions of employment hereinafter set forth.

      1. CONFIDENTIALITY. During the term of Employee's employment with Employer and for five years thereafter, Employee will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Employee's duties for Employer, (ii) as authorized in writing by Employer, or (iii) as required by law or legal process, provided, that, prior written notice of such required disclosure is provided to Employer and, provided, further, that, all reasonable efforts to preserve the confidentiality of such information shall be made. As used herein, "CONFIDENTIAL INFORMATION" shall mean information that (i) is used or potentially useful in Employer's business, (ii) Employer treats as proprietary, private or confidential, and (iii) is not generally known to the public. "Confidential Information" includes, without limitation to, information relating to Employer's products or services, processing, manufacturing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, and information contained in manuals or memoranda. "Confidential Information" also includes proprietary and/or confidential information of Employer's customers, suppliers and trading partners who may share such information with Employer pursuant to a confidentiality agreement or otherwise. The Employee agrees to treat all such customer, supplier or trading partner information as "Confidential Information" hereunder.

      2. INVENTIONS.

            a. Attached as APPENDIX A hereto is a compete and accurate list of each invention, discovery, idea, improvement or application (each, an "Invention") whether or not patentable, conceived, developed, created or made by Employee, either alone or with others, prior to employment with Employer. Except as set forth on APPENDIX A, Employee has no unpatented Inventions which are to be withheld from this Agreement and all present or future Inventions of Employee are subject to assignment to Employer hereunder.

            b. Employee shall promptly advise Employer, in writing, of each
               Invention, whether or not patentable, which is in any way or manner related to the business of Employer or resulting from or was suggested by any work done for Employer and which is conceived, developed, created or made by Employee, alone or with others, (i) during his or her employment with Employer or (ii) within two years after the termination of Employee's employment with Employer but which is based on Employer's trade secrets or Confidential Information (each, an "Employer Related Invention"). Each Employer Related Invention shall become the sole and exclusive property of Employer. Employee agrees to disclose the same promptly to Employer, to execute all documents requested by Employer for vesting in it the entire right, title and interest in and to the same, to execute all documents requested by Employer for filing and prosecuting such applications for patents, copyrights and/or trademarks as Employer, in its sole discretion may desire to prosecute, and to give Employer all the assistance it reasonably requires, including the giving of testimony in any suit, action or proceeding, in order to obtain, maintain and protect Employer's right therein and thereto.

            c. The assignment of inventions contained herein shall not apply to an invention that the Employee develops entirely on his or her own time without using the Employer's equipment, supplies, facilities or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the Employer's business, or actual or demonstrably anticipated research or development of the Employer; or (2) result from any work performed by the Employee for the Employer. With respect to Employees at Employer's facilities located within the State of California, the foregoing provisions of this paragraph 2(c) are intended to reflect the limitations on the assignment of inventions imposed by California Labor Code Section 2870(a).

      3. EMPLOYMENT AT-WILL. Employee acknowledge that his or her employment by Employer is not for any specified period of time and that it can be terminated by either Employee or Employer at any time. In other words, this is an "employment at will."

      4. TERMINATION OF EMPLOYMENT. In the event of termination of employment by either party, this Agreement will remain in effect. Upon termination, Employee will immediately deliver to Employer all property belonging to Employer then in the Employee's possession or control, including all Documents (as defined herein) embodying Confidential Information. As used herein, DOCUMENTS" shall mean originals or copies of files, memoranda, correspondence, notes, photographs, slides, overheads, audio or video tapes, cassettes, or disks, and records maintained on computer or other electronic media.

      5. INDEPENDENT OBLIGATIONS. Employee acknowledges and agrees that the obligations and covenants under this Agreement are intended to be, and shall be construed as, agreements separate and independent from other terms and provisions of his or her employment. The existence of any claim or cause of action by Employee against Employer, whether predicated on Employee's employment or otherwise, shall not constitute a defense to the enforcement by Employer of said covenants.

      6. SPECIFIC PERFORMANCE. Employee acknowledges that a breach or threatened breach of the covenants and agreements contained herein cannot reasonably or adequately be compensated in damages and that such breach will cause Employer irreparable loss or damage. Accordingly, in addition to and not in limitation of any and all other rights and remedies at law or in equity, Employer shall be entitled to injunctive or other equitable relief restraining Employee and any business, firm, partnership, individual, corporation or entity participating therein from committing or continuing such breach.

      7. ARBITRATION OF DISPUTES; WAIVER OF JURY TRIAL.

            a. Any claim or controversy arising out of Employee's employment or the cessation thereof, including any claim relating to this Agreement, shall be settled solely by binding arbitration, in accordance with the rules of the American Arbitration Association. In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share equally the fee of the arbitrator, provided that Employee's portion of the arbitrator's fee shall not exceed the amount of the filing fee for commencing an action in the court of general jurisdiction in the judicial district in which Employee's place of employment is located.

            b. The decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal and/or equitable relief available in a court of competent jurisdiction, including, but not limited to, the costs of arbitration and attorney's fees, to the extent such damages are available under law. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction.

            c. To the extent that any claim between the parties is found not to be subject to arbitration, such claim shall be decided by a judge sitting without a jury, to ensure rapid adjudication of those claims and proper application of existing law.

            d. Any such arbitration or judicial proceeding shall be brought in the judicial district in which Employee's place of employment is located.

      8. SEVERABILITY. It is agreed that the invalidity or unenforceability of any paragraph or provision (or any part thereof) of this Agreement shall not affect the validity or enforceability of any one or more of the other paragraphs or provisions (or other parts thereof). Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction, arbitrator or other forum and cannot be modified to be enforceable (which the parties expressly authorize such court, arbitrator or other forum to do), such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

      9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its choice or conflict of laws provisions.

      10. SECTION HEADINGS. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

      THUS, the parties knowingly and voluntarily execute this Agreement as of the dates set forth below.

EMPLOYER:                                  EMPLOYEE:

VEECO INSTRUMENTS INC.


By:                                        Signature:
   ---------------------------------                 ---------------------------
Title:                                     Printed Name:
      ------------------------------                    ------------------------
Date:                                      Date:
     -------------------------------            --------------------------------


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

                                                                   APPENDIX A TO
                                                        EMPLOYEE CONFIDENTIALITY
                                                        AND INVENTIONS AGREEMENT


INVENTIONS PRIOR TO EMPLOYMENT WITH EMPLOYER


Brief Description                            Right, Title or Interest
of Inventions (1)                            and Date Acquired
-----------------                            -----------------











(1)      "None" unless otherwise indicated.


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